Exhibit 99.1

               New York Community Bancorp, Inc. BONUSES
           Units to Trade on the NYSE Beginning May 5, 2003


    WESTBURY, N.Y.--(BUSINESS WIRE)--April 29, 2003--New York Community Bancorp, Inc. (NYSE:NYB) today announced that its Bifurcated Option Note Unit SecuritiES(SM) (BONUSES(SM)) units have been approved for listing on the New York Stock Exchange. The units will begin trading on the NYSE under the symbol "NYB PrU" on Monday, May 5, 2003.
    President and Chief Executive Officer Joseph R. Ficalora stated, "We are delighted that the BONUSES units will now join our common stock in trading on the New York Stock Exchange, and that our unit holders will benefit from the enhanced visibility and liquidity afforded by this move."
    New York Community Bancorp, Inc. is the $12.0 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through 110 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.


    CONTACT: New York Community Bancorp, Inc., Westbury
             Ilene A. Angarola, 516/683-4420